Exhibit 10.1

SECOND AMENDMENT
TO THE
2014 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR
JERRY L. OCHELTREE

January 22, 2019

WHEREAS, effective January 1, 2014, Carolina Trust Bank (the “Bank”), a North Carolina banking corporation entered into a Supplemental Executive Retirement Plan Agreement (the “Agreement”) with Jerry L. Ocheltree (the “Executive”); and

WHEREAS, on August 31, 2018, the Bank and the Executive agreed to amend the Agreement with the First Amendment to the 2014 Supplemental Executive Retirement Plan Agreement for Jerry L. Ocheltree to (i) harmonize certain provisions of the Agreement with the terms of the 2018 Supplemental Executive Retirement Plan Agreement also dated August 31, 2018 and entered into between the Bank and the Executive (the “2018 Agreement”) and (ii) freeze any future accruals under the Agreement as of August 31, 2018 (the “First Amendment”); and

WHEREAS, pursuant to Subparagraph XIV (C) of the Agreement, the Agreement may be amended by the mutual written consent of the Executive and the Bank; and

WHEREAS, the Bank and the Executive desire to amend Paragraph V of the Agreement (as amended by the First Amendment) to clarify the installment payment terms and payment date for the Executive’s first Retirement Benefit installment payment under the Agreement; and

WHEREAS, the Bank and the Executive further desire to amend the interest rate crediting provision in Paragraph X to harmonize such provision with the terms of the 2018 Agreement; and

WHEREAS, the Bank and the Executive do not intend any of the amendments to the Agreement contained herein to be “subsequent changes in time and form of payment” (within the meaning of Treasury Regulations Section 1.409A-2(b)) of any benefit available to the Executive under the current terms of the Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank agree as follows.

1.	Paragraph V (as amended by the First Amendment) is deleted in its entirety and is replaced with the following Paragraph V:

“Effective as of September 1, 2018, the Bank will cease to annually accrue any amounts within a liability retirement account on behalf of the Executive and will freeze any future accruals. The accrued liability in the Executive’s liability retirement account as of September 1, 2018, shall be annually credited with earnings at a rate approved by the Bank’s Compensation Committee by the end of the preceding calendar year, or such other rate as the Plan Administrator shall determine in its sole discretion, from time to time.  The Bank, commencing with the first day of the month following the Retirement Date (Subparagraph IV [A]) shall pay the Executive the principal balance in the accrued liability retirement account as of the Retirement Date in five equal installments. Each installment payment described in the previous sentence will be increased for earnings, at the rate described in the first sentence of this Paragraph V, between the Executive’s Retirement Date and the date of the first installment payment or between the date of the prior installment payment and the date of the next installment payment, as applicable. The first payment shall not be made until the seventh month following the Executive’s Retirement Date. The next four payments shall be made on each of the next four anniversaries of the Executive’s Retirement Date. Upon the death of the Executive, if there is a balance in the accrued liability retirement account, such balance shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the death of the Executive.”

2.	The third sentence of Paragraph X is deleted in its entirety and is replaced with the following:

“Upon Termination of Employment, the Executive’s liability retirement account shall accrue interest on a monthly basis at a rate approved by the Bank’s Compensation Committee by the end of the preceding calendar year, or such other rate as the Plan Administrator shall determine in its sole discretion, from time to time.”

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this Second Amendment to the 2014 Supplemental Executive Retirement Plan Agreement for Jerry L. Ocheltree as of the date first written above.

EXECUTIVE:		BANK:

/s/ Jerry L. Ocheltree		/s/ Edwin E. Laws
By:	Jerry L. Ocheltree	By:	Edwin E. Laws
Title:	President and CEO	Title:	EVP and CFO